Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces 2009 Third Quarter Results

Strong sales performance in Canada and the U.S.;

Earnings incorporate impact of reorganization

as a Canadian public company

Financial & Sales Highlights

Third Quarter Ended	Q3 2009	Q3 2008	% Change
Revenues	$563.6	$509.0	10.7%
Operating Income	$129.2	$122.6	5.4%
Adjusted Operating Income(1)	$132.4	$122.6	8.0%
Effective Tax Rate(2)	50.5%	32.5%
Net Income attributable to THI	$61.2	$78.8	(22.3)%
Diluted Earnings Per Share (EPS) attributable to THI	$0.34	$0.43	(21.5)%
Fully Diluted Shares	180.9	182.7	(1.0)%

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)	Adjusted operating income is a non-GAAP measure. For information regarding this measure, and a reconciliation to U.S. GAAP, please refer to “Disclosure of Non-GAAP Financial Measures” and Table 1 in this release. The reorganization as a Canadian public company affected third quarter operating income by $3.2 million for professional advisory fees and shareholder-related transaction costs.

(2)	Effective tax rate includes the $19.9 million in discrete tax items pertaining to the reorganization as a Canadian public company.

Same-Store Sales(3)	Q3 2009	2009 YTD	Q3 2008
Canada	3.1%	2.7%	3.8%
U.S.	4.3%	3.6%	(0.6)%

(3)	Includes sales at Franchised and Company-operated locations. As of September 27th, 2009, 99.4% of the Company’s restaurants in Canada and 99.1% of its U.S. restaurants were franchised.

Highlights

•	Same-store sales increased 3.1% in Canada and 4.3% in the U.S.

•	Quarterly results incorporate costs and discrete tax item impacts arising from the Canadian public company reorganization

•	Operating income increased 5.4% to $129.2 million

•	Adjusted operating income(1), which excludes impact of the public company reorganization, was up 8.0%

OAKVILLE, ONTARIO, (October 30th, 2009): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced its results for the third quarter ended September 27th, 2009.

"The underlying performance of our business was healthy in the third quarter and our results continue to demonstrate the strength and resilience of our brand,” said Don Schroeder, president and CEO. “Operating conditions continued to be challenging in the third quarter but we remained focused on executing our growth initiatives and responding to the needs of our customers,” added Schroeder.

Consolidated Results

All percentage increases and decreases represent year-over-year changes from the third quarter of 2009 compared to the third quarter of 2008, unless otherwise noted.

Systemwide sales(4) grew 6.2% on a constant currency basis in the third quarter. Total revenues increased 10.7%, to $563.6 million versus $509.0 million last year. Revenues benefited from higher sales, consisting primarily of distribution sales, and from higher rents and royalties. Distribution sales growth was the largest component of the sales increase, driven by new products managed through the supply chain, systemwide sales growth, and higher commodity costs. Sales growth was partially offset by fewer Company-operated restaurants compared to last year, and by lower sales from non-owned consolidated restaurants (formerly referred to as FIN 46R).

Rents and royalties grew 7.5% in the third quarter, relatively consistent with systemwide sales growth including the effects of foreign exchange translation. Franchise fees were up 16.9%, as a result of a higher number of resales and non-standard unit sales that took place compared to 2008, increasing franchise fee costs as well.

Both Canadian and U.S. same-store sales were strong in the third quarter, increasing 3.1% in Canada and 4.3% in the U.S., with contributions from transaction growth and slight improvement in average check.

In the third quarter we had active menu and product-focused promotional programs designed to reinforce value to our customers. We promoted the sausage and a biscuit offering in both Canada and the U.S. at attractive price points. We also continued to benefit from, and provided promotional support for, Chicken Wrap Snackers. This menu item was introduced late in the first quarter to support our focus on the snacking and lunch day parts. Blueberry-themed promotions were featured in both markets. Proving very popular with our customers, these products included Blueberry Bloom donuts, Blueberry Glazed donuts and Whole Grain Blueberry muffins.

In Canada, to increase breadth of our soup program and drive trial, we introduced Italian Wedding soup. We also had a national free sample day for hash browns with the purchase of any breakfast sandwich, and promoted hot beverages featuring French Vanilla Cappuccino. In the U.S. market, we extended blueberry flavors to include Iced Capp and Iced Coffee as part of the Blueberry-themed products promotion, and also featured a US$1.99 Iced Cappuccino promotion.

Cost of sales were up by 11.9% in the third quarter, reflecting the impact of new products managed through the supply chain and increased product costs primarily associated with commodity cost increases. These factors were partially offset by fewer Company-operated restaurants compared to 2008, and lower cost of sales from non-owned consolidated restaurants.

In the third quarter operating expenses increased 10.2%. The year-over-year increase in operating expenses was due mostly to growth in the number of restaurants in the system compared to last year, as well as percentage rent increases.

Franchise fee costs were up 9.6% during the third quarter. A larger number of resales and higher non-standard unit sales contributed to most of the increase, which also drove franchise fees higher, as noted previously.

As anticipated, general and administrative costs were significantly higher in the quarter, increasing 17.9% versus the prior year, due mostly to the professional advisory fees and shareholder-related transaction costs of $3.2 million incurred for the public company reorganization. These expenditures accounted for slightly more than 10% of the year-over-year increase.

Equity income in the third quarter was flat compared to last year at $9.4 million. A slight income decline in the Company’s bakery joint venture was entirely offset by slight gains in other joint ventures.

Operating income increased 5.4% to $129.2 million in the third quarter compared to $122.6 million in the prior year, and adjusted operating income(1), excluding $3.2 million in professional advisory fees and shareholder-related transaction costs incurred for the public company reorganization, was up 8.0% to $132.4 million. Higher systemwide sales drove increased rents, and royalties, which contributed to most of the increase in operating income, which also benefited from higher distribution sales, an increase in franchise sales, and operating income improvement in the U.S. segment.

Net income attributable to Tim Hortons declined by 22.3% to $61.2 million compared to $78.8 million last year. This result includes a $23.1 million impact in connection with the reorganization as a Canadian public company. The reorganization drove substantially all of the increase in effective tax rate for the third quarter, which rose to 50.5% compared to 32.5% last year. Lower net interest expense slightly offset the impact of the reorganization on net income attributable to Tim Hortons, and was $4.8 million in the third quarter compared to $5.3 million in the prior year.

Diluted earnings per share attributable to Tim Hortons was $0.34, decreasing 21.5% compared to $0.43 in 2008. This includes a $0.13 impact from public company reorganization costs related to a valuation allowance on deferred tax assets, and professional advisory fees and shareholder-related transaction costs. Diluted earnings per share attributable to Tim Hortons benefited from 1.0% fewer shares outstanding in the quarter compared to the prior year.

Segmented Performance Commentary

Canada

Same-store sales growth in Canada increased by 3.1% compared to the third quarter of 2008. Menu and promotion initiatives and operational programs drove most of the same-store sales increase. Same-store sales growth also benefited slightly from pricing increases implemented late in the quarter in Ontario, which faced continued economic and unemployment challenges. A total of 36 restaurants were opened in Canada during the quarter.

By the end of the quarter, twelve co-branded Cold Stone Creamery locations had been opened in Canada. Based on positive results and customer response to date in these initial locations, we have reached an agreement with Kahala Corp., parent company of Cold Stone Creamery, for exclusive development rights in Canada in order to provide us flexibility for future expansion. The timing and extent of future expansion will be evaluated on an annual basis commencing in early 2010 in conjunction with our overall development strategies.

Canadian segment operating income was $140.8 million, a 5.9% improvement from $132.9 million last year. Improvement in the Canadian segment operating income was primarily due to systemwide sales growth, higher distribution sales and higher franchise sales revenue, partially offset by higher commodity costs.

United States

The U.S. segment maintained its sales momentum in the third quarter, increasing same-store sales by 4.3% year-over-year. Continued positive results at Cold Stone Creamery co-branded locations made significant contributions to same-store sales growth in the quarter, as the ice cream category entered into its final key selling months for the year. The U.S. segment also continued to benefit from promotional and menu activities. By the end of the third quarter, 65 co-branded Tim Hortons – Cold Stone Creamery locations had been opened, including two Cold Stone locations which were co-branded to include our offering. A total of 20 restaurants were opened in the U.S. during the quarter.

Operating income in the U.S. segment improved by $3.2 million in the third quarter, to $1.1 million, compared to a $2.1 million loss in 2008. Consistent with the last quarter, several factors contributed to the significant improvement in profitability. The decision in late 2008 to close certain underperforming corporate restaurants, and a related market asset impairment charge, resulted in improvement in Company-operated restaurant losses, and lower depreciation and rent expense in the third quarter. These factors collectively benefited operating income in the U.S. segment by $1.2 million. Higher distribution sales, lower general and administrative expenses, higher same-store sales growth, and contributions from vertical integration in the segment also contributed to the operating income improvement. The largest offsetting factors to U.S. segment operating income were higher franchise relief provided to owner-operator restaurants being converted from Company-operated restaurants, and relief provided to new restaurants opened for less than twelve months.

Internationally, in the Republic of Ireland and the United Kingdom, there are now 292 licensed locations primarily in the convenience store channel operating mainly under the Tim Hortons brand. Tim Hortons has initiated a strategic planning process pertaining to future international growth.

Corporate Developments

Outlook

We are pleased with the strength of our sales performance in the Canadian segment to the end of the third quarter considering the persistent, challenging economic conditions experienced throughout 2009. Based on year-to-date performance to the end of the third quarter, we currently expect to be at the low end or slightly under our 3% to 5% annual same-store sales growth target for 2009 in the Canadian segment.

We remain confident in our ability to meet our targeted consolidated operating income growth range of 11% to 13% growth excluding the impact of the reorganization as a Canadian public company (targeted rate is 6% to 8% growth excluding the 2008 impacts of asset impairment and related closure costs and the 2009 public company reorganization costs).

Board approves resumption of previously announced share repurchase program

The Company announced in May this year its decision to defer further purchases in its share repurchase program, pending a change in corporate structure, which was subject to shareholder approval at that time. As a result of the subsequent completion of the reorganization as a Canadian public company, the Board has approved resumption of the previously announced program, beginning in the fourth quarter.

“Our decision to resume our share repurchase program reflects in part efficiencies arising from our new corporate structure as well as our continued confidence in our strong cash flow generation capabilities,” said Cynthia Devine, chief financial officer.

The Company currently expects to spend up to $150 million during the remainder of the program until it terminates on March 1st, 2010. Under terms of the existing program, the Company is authorized to purchase up to $200 million in common shares, not to exceed the regulatory maximum of 9,077,438 shares or 5% of the outstanding common shares. Prior to the decision to defer the program, the Company spent $16.7 million to repurchase approximately 0.6 million common shares.

Shares will be repurchased through a combination of a 10b5-1, or automatic trading program, and through management's discretion considering regulatory requirements, and market, cost and other considerations. Repurchases will be made by Tim Hortons on either the Toronto Stock Exchange or the New York Stock Exchange. There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

Board declares dividend payment of $0.10 per share

The Board of Directors has declared a quarterly dividend of $0.10 per share payable on December 15th, 2009 to shareholders of record as of December 1st, 2009. The Company's current dividend policy is to pay a total of 20%-25% of prior year, normalized annual net earnings in dividends each year, returning value to shareholders based on the Company's earnings growth.

As of September 28th, 2009, dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at time of conversion by the Clearing and Depository Services Inc. for beneficial shareholders and by the Company’s transfer agent Computershare Trust Company of Canada for registered shareholders.

As a Canadian public company, dividends paid by the Company are designated as “eligible dividends” for Canadian tax purposes. For resident U.S. shareholders, dividends paid by the Company effective after September 28th, 2009 are generally subject to Canadian withholding taxes at a rate of 15% of the gross amount of the dividends paid, which may be eligible as a foreign tax credit for U.S. tax purposes, depending on the individual resident shareholder’s tax situation.

Commentary in this release on tax matters is based, as applicable, on current provisions, regulations, administrative and judicial interpretations and proposed provisions or proposed amendments to existing provisions and may not be applicable to all taxpayers, who are urged to consult their own tax or legal advisors for advice applicable to their particular circumstances.

Corporate Structure

Approximately 99% of shareholders who voted on the transaction to become a Canadian public company did so in favor of the reorganization. The reorganization became effective on September 28th , 2009, subsequent to the quarter, and shares in the new Canadian public company began trading on that day under the same symbol (“THI”) on both the New York Stock Exchange and on the Toronto Stock Exchange. Tim Hortons stockholders automatically had their existing common stock converted into an equal number of common shares in the Canadian public company. Tim Hortons shares use the identical CUSIP number 88706M103.

Disclosure on Non-GAAP Financial Measure

Adjusted operating income is a non-GAAP measure, which does not have a standardized meaning prescribed by U.S. GAAP, and may not be comparable to similar measures presented by other publicly-traded companies. Therefore, adjusted operating income should not be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Presentation of this non-GAAP measure is made with operating income, the most directly comparable U.S. GAAP measure. Management believes this pro forma adjusted information is important for comparison purposes to prior periods and for purposes of evaluating the Company’s operating earnings performance compared to our target for 2009, which did not include the impact of the excluded item. The Company evaluates its business performance and trends excluding amounts related to such item. Therefore, this measure provides a more consistent view of management's perspectives on underlying performance and is more relevant for comparison purposes between periods than the closest equivalent U.S. GAAP measure.

Table 1 Pro forma: Reconciliation of adjusted operating income to U.S. GAAP

Quarter Ended	Q3 2009	Q3 2008	% Change
Reported Operating Income	$129.2	$122.6	5.4%
Add: Public company reorganization costs	3.2	—	N/M

Adjusted Operating Income	$132.4	$122.6	8.0%

($ in millions, all numbers rounded.) N/M – Not Meaningful

Tim Hortons to host conference call at 10:30 a.m. (EDT) Friday, October 30th, 2009

Tim Hortons will host a conference call today to discuss the third quarter results, scheduled to begin at 10:30 a.m. (EDT). The dial-in number is (416) 641-6712 or (800) 354-6885. No access code is required. A simultaneous web cast will be available at www.timhortons-invest.com. A presentation supporting the call will be available at this web site under the Events and Presentations section. The call will be archived at this site for a period of one-year and will also be available under the Events and Presentations section. A replay of the call will be available for a period of one week and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21440280.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, donuts and fresh baked goods. As of September 27 th, 2009, Tim Hortons had 3,527 systemwide restaurants, including 2,971 in Canada and 556 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Third quarter ended
	September 27, 2009	September 28, 2008	$ Change	% Change

REVENUES
Sales	$373,035	$333,581	$39,454	11.8%
Franchise revenues:
Rents and royalties	166,914	155,214	11,700	7.5%
Franchise fees	23,605	20,200	3,405	16.9%

	190,519	175,414	15,105	8.6%

TOTAL REVENUES	563,554	508,995	54,559	10.7%

COSTS AND EXPENSES
Cost of sales	327,923	293,056	34,867	11.9%
Operating expenses	59,053	53,596	5,457	10.2%
Franchise fee costs	21,754	19,840	1,914	9.6%
General and administrative expenses	35,363	29,986	5,377	17.9%
Equity (income)	(9,415)	(9,429)	14	(0.1%)
Other (income), net	(359)	(664)	305	N/M

TOTAL COSTS AND EXPENSES, NET	434,319	386,385	47,934	12.4%

OPERATING INCOME	129,235	122,610	6,625	5.4%

Interest (expense)	(5,068)	(6,288)	1,220	(19.4%)
Interest income	272	957	(685)	N/M

INCOME BEFORE INCOME TAXES	124,439	117,279	7,160	6.1%

INCOME TAXES	62,873	38,092	24,781	65.1%

Net Income	61,566	79,187	(17,621)	(22.3%)
Net income attributable to noncontrolling interests	387	430	(43)	(10.0%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$61,179	$78,757	($17,578)	(22.3%)

Basic earnings per share of common stock attributable to Tim Hortons Inc.	$0.34	$0.43	($0.09)	(21.6%)

Diluted earnings per share of common stock attributable to Tim Hortons Inc.	$0.34	$0.43	($0.09)	(21.5%)

Weighted average number of shares of common stock - Basic (in thousands)	180,681	182,431	(1,750)	(1.0%)

Weighted average number of shares of common stock - Diluted (in thousands)	180,864	182,662	(1,798)	(1.0%)

Dividend per share of common stock	$0.10	$0.09	$0.01

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Year-to-date period ended
	September 27, 2009	September 28, 2008	$ Change	% Change

REVENUES
Sales	$1,084,773	$975,960	$108,813	11.1%
Franchise revenues:
Rents and royalties	478,732	444,640	34,092	7.7%
Franchise fees	63,319	59,404	3,915	6.6%

	542,051	504,044	38,007	7.5%

TOTAL REVENUES	1,626,824	1,480,004	146,820	9.9%

COSTS AND EXPENSES
Cost of sales	956,219	858,440	97,779	11.4%
Operating expenses	175,586	158,227	17,359	11.0%
Franchise fee costs	61,147	58,028	3,119	5.4%
General and administrative expenses	104,533	96,996	7,537	7.8%
Equity (income)	(25,964)	(26,792)	828	(3.1%)
Other (income), net	(675)	(2,390)	1,715	N/M

TOTAL COSTS AND EXPENSES, NET	1,270,846	1,142,509	128,337	11.2%

OPERATING INCOME	355,978	337,495	18,483	5.5%

Interest (expense)	(15,617)	(18,608)	2,991	(16.1%)
Interest income	1,056	4,020	(2,964)	N/M

INCOME BEFORE INCOME TAXES	341,417	322,907	18,510	5.7%

INCOME TAXES	134,918	105,922	28,996	27.4%

Net Income	206,499	216,985	(10,486)	(4.8%)
Net income attributable to noncontrolling interests	1,121	1,434	(313)	(21.8%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$205,378	$215,551	($10,173)	(4.7%)

Basic earnings per share of common stock attributable to Tim Hortons Inc.	$1.14	$1.17	($0.03)	(2.7%)

Diluted earnings per share of common stock attributable to Tim Hortons Inc.	$1.13	$1.17	($0.03)	(2.6%)

Weighted average number of shares of common stock - Basic (in thousands)	180,878	184,735	(3,857)	(2.1%)

Weighted average number of shares of common stock - Diluted (in thousands)	181,076	185,013	(3,937)	(2.1%)

Dividend per share of common stock	$0.30	$0.27	$0.03

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	September 27, 2009	December 28, 2008
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$213,745	$101,636
Restricted cash and cash equivalents	13,534	62,329
Restricted investments	20,152	—
Accounts receivable, net	159,016	159,505
Notes receivable, net	27,457	22,615
Deferred income taxes	11,596	19,760
Inventories and other, net	60,916	71,505
Advertising fund restricted assets	23,173	27,684

Total current assets	529,589	465,034

Property and equipment, net	1,330,941	1,332,852

Notes receivable, net	13,503	17,645

Deferred income taxes	8,517	29,285

Intangible assets, net	2,202	2,606

Equity investments	126,159	132,364

Other assets	16,677	12,841

Total assets	$2,027,588	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	September 27, 2009	December 28, 2008
	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$152,302	$157,210
Accrued liabilities:
Salaries and wages	14,474	18,492
Taxes	32,681	25,605
Other	70,821	110,518
Advertising fund restricted liabilities	40,255	47,544
Current portion of long-term obligations	7,795	6,691

Total current liabilities	318,328	366,060

Long-term obligations
Term debt	334,155	332,506
Advertising fund restricted debt	2,092	6,929
Capital leases	61,759	59,052
Deferred income taxes	5,635	13,604
Other long-term liabilities	77,553	72,467

Total long-term obligations	481,194	484,558

Equity
Equity of Tim Hortons Inc.
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	928,780	929,102
Treasury stock, at cost: 12,306,100 and 11,754,201 shares, respectively	(415,751)	(399,314)
Common stock held in trust, at cost: 316,129 and 358,186 shares, respectively	(10,712)	(12,287)
Retained earnings	828,345	677,550
Accumulated other comprehensive loss	(104,451)	(54,936)

Total equity of Tim Hortons Inc.	1,226,500	1,140,404
Noncontrolling interests	1,566	1,605

Total equity	1,228,066	1,142,009

Total liabilities and equity	$2,027,588	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year-to-date period ended
	September 27, 2009	September 28, 2008
	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$206,499	$216,985
Net income attributable to noncontrolling interests	(1,121)	(1,434)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	74,605	66,811
Stock-based compensation expense	6,801	7,909
Equity income, net of cash dividends	7,204	3,782
Deferred income taxes	18,725	(3,034)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	48,447	30,094
Accounts and notes receivable	(1,292)	(12,483)
Inventories and other	8,985	2,748
Accounts payable and accrued liabilities	(40,662)	(77,920)
Other, net	6,694	11,368

Net cash provided from operating activities	334,885	244,826

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(111,382)	(112,060)
Purchase of restricted investments	(20,136)	(11,959)
Principal payments on notes receivable	2,263	2,563
Other investing activities	(14,991)	(8,979)

Net cash used in investing activities	(144,246)	(130,435)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(16,701)	(149,770)
Dividend payments	(54,583)	(49,748)
Purchase of common stock held in trust	(713)	(3,842)
Purchase of common stock for settlement of restriced stock units	(232)	(226)
Proceeds from issuance of debt, net of issuance costs	2,707	2,068
Principal payments on other long-term debt obligations	(3,893)	(4,897)

Net cash used in financing activities	(73,415)	(206,415)

Effect of exchange rate changes on cash	(5,115)	2,036

Increase (decrease) in cash and cash equivalents	112,109	(89,988)

Cash and cash equivalents at beginning of period	101,636	157,602

Cash and cash equivalents at end of period	$213,745	$67,614

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)

	Third Quarter Ended
	September 27, 2009	% of Total	September 28, 2008	% of Total

REVENUES
Canada	$492,043	87.3%	$442,295	86.9%
U.S.	38,909	6.9%	31,162	6.1%

Total reportable segments	530,952	94.2%	473,457	93.0%
Noncontrolling interests – Non-owned consolidated restaurants	32,602	5.8%	35,538	7.0%

Total	$563,554	100.0%	$508,995	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$140,783	99.2%	$132,892	101.6%
U.S.	1,079	0.8%	(2,119)	(1.6)%

Reportable Segment Operating Income	141,862	100.0%	130,773	100.0%

Noncontrolling interests – Non-owned consolidated restaurants	426		538
Corporate Charges	(13,053)		(8,701)

Consolidated Operating Income	129,235		122,610
Interest, net	(4,796)		(5,331)
Income taxes	(62,873)		(38,092)

Net Income	61,566		79,187
Net Income attributable to noncontrolling interests	387		430

Net Income attributable to Tim Hortons Inc.	$61,179		$78,757

	Year-to date-period ended
	September 27, 2009	% of Total	September 28, 2008	% of Total

REVENUES
Canada	$1,405,653	86.4%	$1,280,982	86.6%
U.S.	125,517	7.7%	96,640	6.5%

Total reportable segments	1,531,170	94.1%	1,377,622	93.1%
Noncontrolling interests – Non-owned consolidated restaurants	95,654	5.9%	102,382	6.9%

Total	$1,626,824	100.0%	$1,480,004	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$387,126	99.1%	$369,860	101.4%
U.S.	3,656	0.9%	(5,188)	(1.4)%

Reportable Segment Operating Income	390,782	100.0%	364,672	100.0%

Noncontrolling interests – Non-owned consolidated restaurants	1,283		1,794
Corporate Charges	(36,087)		(28,971)

Consolidated Operating Income	355,978		337,495
Interest, net	(14,561)		(14,588)
Income taxes	(134,918)		(105,922)

Net Income	206,499		216,985
Net Income attributable to noncontrolling interests	1,121		1,434

Net Income attributable to Tim Hortons Inc.	$205,378		$215,551

	Third Quarter Ended
	September 27, 2009	September 28, 2008	$ Change	% Change

Sales is comprised of:
Distribution sales	$334,557	$289,174	$45,383	15.7%
Company-operated restaurant sales	5,876	8,869	(2,993)	(33.7)%
Sales from non-owned consolidated restaurants	32,602	35,538	(2,936)	(8.3)%

	$373,035	$333,581	$39,454	11.8%

	Year-to-date period ended
	September 27, 2009	September 28, 2008	$ Change	% Change

Sales is comprised of:
Distribution sales	$970,502	$841,968	$128,534	15.3%
Company-operated restaurant sales	18,617	31,610	(12,993)	(41.1)%
Sales from non-owned consolidated restaurants	95,654	102,382	(6,728)	(6.6)%

	$1,084,773	$975,960	$108,813	11.1%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of September 27, 2009	As of December 28, 2008	Increase/ (Decrease) From Year End	As of September 28, 2008	Increase/ (Decrease) From Prior Year
Tim Hortons

Canada
Company-operated	18	15	3	13	5
Franchised	2,953	2,902	51	2,857	96

Total	2,971	2,917	54	2,870	101

% Franchised	99.4%	99.5%		99.5%
U.S.
Company-operated	5	19	(14)	30	(25)
Franchised	551	501	50	394	157

Total	556	520	36	424	132

% Franchised	99.1%	96.3%		92.9%
Total Tim Hortons
Company-operated	23	34	(11)	43	(20)
Franchised	3,504	3,403	101	3,251	253

Total	3,527	3,437	90	3,294	233

% Franchised	99.3%	99.0%		98.7%

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R).

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R).

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Represents certain non-owned restaurants that the Company is required to consolidate under ASC 810 (formerly FIN 46R).

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2009 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, sales and new product introductions and promotions, discounting activities, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage due to size from their marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92.0% of its consolidated revenues, and all of its profit, in 2008. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our manufacturing plants.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchises locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company may also pursue strategic alliances (including co-branding) with third parties for different types of development models and products in the U.S. Entry into such relationships as well as the expansion of our current business through such initiatives may expose us to additional risks that may adversely affect our brand and business.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; franchisee dissatisfaction with price or quantity; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, sugar, edible oils and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, tax law, planning or other matters that may, among other things, affect our anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the

Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances (including co-branding initiatives), vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; the potential for the unauthorized use of the Company’s trademarks and brand name by third parties; the possibility of a breach of contract or spoliation of the business relationship with a third party; the potential negative effects such transactions may have on the Company’s relationship with franchisees; the potential exposure to franchisees and others arising from the Company’s reliance on and dissemination of information provided by third parties; and diversion of management’s and franchisee’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements, or a failure to secure financing in tight credit markets.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company experiences a significant breach of customer, supplier, vendor, franchisee, employee or Company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially class action suits, regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, overtime compensation and hour claims; claims from franchisees regarding profitability; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates. The current global financial crisis presents additional uncertainties that could also negatively impact our liquidity, including if the counterparties to our revolving credit facilities or our interest rate and/or total return swaps fail to perform their obligations in accordance with the terms of our agreements. In addition, we have significant investments of cash in money market funds, which could experience sharp declines in returns or could otherwise be at risk depending upon the extent of the instability in the credit and investment markets.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date and time made. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to forward-looking statements, or to update them to reflect events or circumstances occurring after the date forward-looking statements are made, or to reflect the occurrence of unanticipated events.